EXHIBIT (d)(2)(K)

Total Disability Benefit Rider

The Union  Central  Life  Insurance  Company

Cincinnati, Ohio

Read this rider carefully. Certain  war risks are  not  assumed. In case  of  any  doubt, please contact  us  for further explanation.

TOTAL DISABILITY  BENEFIT  RIDER

POLICY CONTINUATION  TO  INSURED'S  DEATH  IS  NOT  GUARANTEED

NOTE: The disability benefit that  is  provided  by  this  rider  is not a  "waiver  of  premium"  benefit. The benefit  amount  will be credited  to  the  policy  as  premiums  paid  during  continued  covered  disability. On any  monthly date during  continued covered disability,  the  benefit  that  is  paid  may  result  in  cash surrender value increases  or  reductions,  and  additional premium payments  may  be  required  to  keep  the  policy  in  force.

PAYMENT OF INSURANCE.  We  will  credit,  as  premium  to  the  policy,  the  monthly  total  disability  benefit  stated  on the policy  schedule.   This  will  be  credited  upon  receipt  of  satisfactory  proof  that:

(1)  the  insured  is totally disabled;  and

(2)   total  disability  began  while  this  rider  was  in  force;  and

(3)   total  disability  has  continued for six  consecutive  months.

The benefit  will  begin  on  the  monthly  date  after  the  start  of  the  six-month  period. If total  disability  begins:

(1)   Before age  60:  the  benefit  will  be  credited  during  that  disability.

(2)  On or after  age  60, but before  age  63: the benefit  will  be  credited  only  before  age  65  while  that  disability continues.

(3)  On  or  after  age  63,  but  before  age  65: the benefit  will  be  credited  only  during  the  two-year  period  after  that disability begins  and  while  it  continues.

As used  in  this  rider,  "age  60,"  "age  63,"  and  "age  65"  means  the  annual  date  that  is  nearest  the  insured's  60th,  63rd  and 65th birthdays,  respectively.

DEFINITION OF  TOTAL  DISABILITY.  Total  disability  is  a  disability  which

(1)  results  from bodily injury or disease;  and

(2)   lasts for at  least  six  months;  and

(3)   begins  before  age  65;  and

(4)   continuously  prevents  the  insured  from  being  able  to  engage  in  an  occupation  for  pay  or  profit. During the  first 24 months of total  disability,  "an  occupation"  means  the regular occupation of  the  insured   at  the time that disability began. After the  first  24  months  of  total  disability,  "an  occupation"  means  any  occupation  for  which the insured is  or  becomes  reasonably  suited  by  education,  training  or  experience.  "Occupation  for  pay  or  profit" includes being  a  full-time  student  or  a  homemaker,  if  that  was  the  insured's  regular  occupation  at  the  time  that the disability  began.

Total disability  is  also  the  total  and  irrevocable  loss,  by  the  insured,  of:

(1)   the sight  of  both  eyes;  or

(2)   the use  of  both  hands;  or

(3)   the use  of  both feet; or

(4)   the use  of  one  hand  and  one foot.

WRITTEN NOTICE  AND  PROOF  OF  DISABILITY. Written  notice  and  satisfactory  proof  of  the  insured’s  total disability must  be  given  to  us:

(1)   during the  life of the  insured;  and

(2)   during the  period  of  total  disability.

Satisfactory Proof  of  continuance  of  total  disability  must  be  given  to  us  as  often  as  we  reasonably  require. After the  first two years of  continuous  total  disability,  satisfactory  proof  will  not  be  required  more  than  once  a  year. Examination of  the insured  at  our  expense  by  physicians  approved  by  us  may  be  required  as  part  of  any  proof. If proof  is  not  given  to  us when  required,  no  further  benefit  will  be  paid.

Failure to  give  written  notice  and  satisfactory  proof  of  claim  or  continued  disability  within  the  time  required  will  not invalidate a  claim  if  the  written  notice  and  satisfactory  proof  were  given  as  soon  as  was  reasonably possible. Except in  the absence of  legal  capacity,  written  notice  and  satisfactory  proof  must  be  provided  within  one  year  from  the  time  proof  is otherwise required.

EXCLUSION AND  LIMITATIONS. No  benefit  will  be  paid if disability  results from willfully and intentionally self-inflicted injury.

TERMINATION OF  RIDER. This  rider  will  terminate:

(1)   when the  policy  terminates. However, this  termination  will  not  affect  benefits  currently  being  paid  under  this rider; or

(2)   on the  first  monthly  date  after  you  give  us  written  notice;  or

(3)   the insured  becomes  a  member  of  the  military,  naval,  or  air  forces  of  any  country  at  war,  declared  or  undeclared;

or

(4)   on the  expiry  date  shown  on  the  policy  schedule. However, this  termination  will  not  affect  an  eligible  claim  for disability that  occurred  before  age  65.

CONTRACT. This  rider  is  made  a  part  of  the  policy.  It  is  based  on  the  application  for this rider.

MONTHLY COST  OF  BENEFIT. We  will  deduct  the  monthly  cost  for this rider  until  it  terminates.

RIDER SPECIFICATIONS. The  effective  date,  benefit  amount,  and  monthly  cost  for  this  rider  are  shown  on  the  policy schedule.

THE UNION  CENTRAL  LIFE  INSURANCE  COMPANY

Secretary	President